Exhibit 10.13

RELEASE AND SETTLEMENT AGREEMENT

1.     RELEASE

        For the valuable consideration set out in this Release and Settlement Agreement, the receipt and sufficiency of which is hereby acknowledged, MR. DAVID MICHAUD does on behalf of himself and his successors and assigns, HEREBY UNCONDITIONALLY AND IRREVOCABLLY RELEASE, INDEMNIFY AND SAVE HARMLESS INDUSTRIAL MINERALS, INC. and its affiliated companies, and their respective officers employees, and representatives (all of whom are hereafter called “Releasees”), from and against any and all manner of actions, claims, demands, sums of money, payments and damages whatsoever, whether at law or in equity or set out in any statute, regulation or ordinance, and whether known or unknown, suspected or unsuspected, which MR. DAVID MICHAUD may have or at any time hereafter can, shall or may have in any way resulting or arising from any cause, matter or thing whatsoever in relation to his employment by, association with, or any consulting services rendered to the Releasees in the period prior to 12:00 AM June 30, 2007, including but not limited to any claims or entitlements to salaries, bonuses, benefits, vacation, expenses, consulting fees, or any other emoluments, perquisites, remuneration whatsoever.

2.     STOCK GRANT

        In consideration of the release set out in Section 1 above, INDUSTRIAL MINERALS, INC., a Delaware corporation (the “Company”), hereby grants to MR. DAVID MICHUAD who hereby accepts, 220,000 restricted shares of the Company’s capital stock. The Company shall file a registration statement with the SEC to, among other things, obtain sufficient registered common shares to exchange for the restricted shares set out herein, and shall apply its reasonable resources and efforts to obtain SEC approval for the registration of such common shares. Forthwith upon receipt of SEC approval of the registration statement for the registered common shares the parties (or their respective authorized representatives) shall meet and the Company shall exchange an equal number of registered common shares for the restricted shares issued to MR. DAVID MICHAUD hereunder.

3.     GOVERNING LAW; ENTIRE AGREEMENT; MODIFICATION

        This Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of Ontario. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended, or rescinded only by a written agreement signed by both parties, This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

        In witness whereof, the Company and Mr. David Michaud have caused this Release and Settlement Agreement to be executed as of June 30th, 2007.

Accepted by: /s/ David Michaud Mr. David Michaud	Accepted by and for the Company /s/ David Wodar David Wodar, President

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